SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No. )

Filed by the Registrant |X|
Filed by a Party other than the Registrant |_|

Check the appropriate box:

|_| Preliminary Proxy Statement
|X| Definitive Proxy Statement
|_| Definitive Additional Materials
|_| Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                       CHINA RESOURCES DEVELOPMENT, INC.
________________________________________________________________________________
                (Name of Registrant as Specified In Its Charter)

________________________________________________________________________________
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

|_| $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1) or 14a-6(j)(2).
|_| $500 per each party to the controversy pursuant to
    Exchange Act Rule 14a-6(i)(3).
|_| Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11. |X| No fee required.

1) Title of each class of securities to which transaction applies:

   _____________________________________________________________________________

2) Aggregate number of securities to which transaction applies:

   _____________________________________________________________________________

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

   _____________________________________________________________________________

4) Proposed maximum aggregate value of transaction:

   _____________________________________________________________________________

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    1) Amount previously paid: _________________________________________________

    2) Form, Schedule or Registration No. ______________________________________

    3) Filing party: ___________________________________________________________

    4) Date filed: _____________________________________________________________

___________
*Set forth the amount on which the filing fee is calculated and state how it was determined.

(032796DTI)

                        CHINA RESOURCES DEVELOPMENT, INC.
                          36/F. Far East Finance Center
                     16 Harcourt Road, Admiralty, Hong Kong

                       -----------------------------------


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          To Be Held December 15, 1998




To the Shareholders:


         Notice is hereby given that an Annual Meeting of Shareholders (the "Annual Meeting") of CHINA RESOURCES DEVELOPMENT, INC. (the "Company"), will be held at the offices of Hainan Zhongwei Agricultural Resources Company Limited, Sixth Floor, International Hong Yun Hotel, 13 Haixiu Avenue, Haikou City, Hainan Province, People's Republic of China, on December 15, 1998, at 3:00 p.m., local time, for the following purposes:


         1. To elect directors in Class II;

         2. To consider and vote upon the ratification of the appointment of Ernst & Young as the Company's independent accountants for the fiscal year ending December 31, 1998; and

         3. To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.


         Shareholders of record at the close of business on November 20, 1998, are entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. The Company's annual report on Form 10-K for the year ended December 31, 1997, is enclosed for your convenience.

         Please sign and date the enclosed proxy card and return it promptly in the accompanying envelope (no postage required if mailed in the United States) to ensure that your shares will be represented at the Annual Meeting. If you attend the Annual Meeting, you may vote your shares in person even if you have previously submitted a proxy.


                                            By Order of the Board of Directors,

                                            /s/ Wong Wah On
                                            -------------------
                                            Wong Wah On
                                            Corporate Secretary

November 30, 1998

                        CHINA RESOURCES DEVELOPMENT, INC.
                          36/F. Far East Finance Center
                     16 Harcourt Road, Admiralty, Hong Kong

                       ----------------------------------

                      PROXY STATEMENT FOR ANNUAL MEETING OF
                  SHAREHOLDERS TO BE HELD ON DECEMBER 15, 1998


         This proxy statement and the accompanying proxy card are being furnished in connection with the solicitation of proxies by the Board of Directors of China Resources Development, Inc., a Nevada corporation (the "Company"), from holders of the Company's outstanding shares of Common Stock, par value $0.001 per share (the "Common Stock"), and from the holder of the Company's outstanding shares of Series B preferred stock (the "Preferred Stock"), for the Annual Meeting of Shareholders to be held December 15, 1998, for the purposes set forth in the accompanying notice (the "Annual Meeting"). The Company will bear the costs of soliciting proxies from its shareholders. In addition to soliciting proxies by mail, directors, officers and employees of the Company, without receiving additional compensation therefor, may solicit proxies by telephone, by telegram or in person. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of Common Stock held of record by such persons, and the Company will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith. This proxy statement is first being mailed to shareholders of the Company on or about November 30, 1998.


                              VOTING AT THE MEETING

         At the close of business on November 20, 1998, the record date for determining shareholders entitled to notice of and to vote at the Annual Meeting (the "Record Date"), there were outstanding and entitled to vote approximately 5,929,004 shares of Common Stock and 3,200,000 shares of Preferred Stock. All of the outstanding shares of Common Stock and Preferred Stock are entitled to vote on all matters which properly come before the annual meeting, and each shareholder will be entitled to one vote for each share of Common Stock or Preferred Stock held.

         Each proxy that is properly signed and received prior to the Annual Meeting will, unless revoked, be voted in accordance with the instructions on such proxy. If no instruction is indicated, the shares will be voted FOR the election of the nominees for director listed in this proxy statement, FOR ratification of the appointment of Ernst & Young, and FOR the approval of such other business that may properly come before the Annual Meeting or any postponement or adjournment thereof. A shareholder who has given a proxy may revoke such proxy at any time before it is voted at the Annual Meeting by delivering a written notice of revocation or duly executed proxy bearing a later date to the Secretary of the Company or by attending the meeting and voting in person.

         A quorum of shareholders is necessary to take action at the Annual Meeting. A majority of the outstanding shares of Common Stock and Preferred Stock, counted together, of the Company, represented in person or by proxy, will constitute a quorum. Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspectors of election appointed for the Annual Meeting. The inspectors of election will determine whether or not a quorum is present at the Annual Meeting. The inspectors of election will treat abstentions as shares of Common Stock or Preferred Stock that are present and entitled to vote for purposes of determining the presence of a quorum. Under certain circumstances, a broker or other nominee may have discretionary authority to vote certain shares of Common Stock if instructions have not been received from the beneficial owner or other person entitled to vote. If a broker or nominee indicates on the proxy that it does not have instructions or discretionary authority to vote certain shares of Common Stock on a particular matter, those shares will not be considered as present for purposes of determining whether a quorum is present or whether a matter has been approved.

         The nominees for director who receive the greatest number of votes cast in person or by proxy at the Annual Meeting shall be elected directors of the Company. The vote required for adoption of the other proposals herein is the affirmative vote of a majority of the shares of Common Stock and Preferred Stock present in person or represented by proxy at the Annual Meeting; and, for purposes of determining shareholder approval of such proposals, abstentions will be treated as shares of Common Stock or Preferred Stock voted against adoption of such proposals.


                                   CONVENTIONS


         Unless otherwise specified, all references in this report to "U.S. Dollars," "Dollars," "US$," or "$" are to United States dollars; all references to "Hong Kong Dollars" or "HK$" are to Hong Kong dollars; and all references to "Renminbi" or "RMB" or "Yuan" are to Renminbi Yuan, which is the lawful currency of the People's Republic of China ("China" or "PRC"). The Company and Billion Luck maintain their accounts in U.S. Dollars and Hong Kong Dollars, respectively. HARC and the Operating Subsidiaries maintain their accounts in Renminbi. The financial statements of the Company and its subsidiaries are prepared in Renminbi. Translations of amounts from Renminbi to U.S. Dollars and from Hong Kong Dollars to U.S. Dollars are for the convenience of the reader. Unless otherwise indicated, any translations from Renminbi to U.S. Dollars or from U.S. Dollars to Renminbi have been made at the single rate of exchange as quoted by the People's Bank of China (the "PBOC Rate") on September 30, 1998, which was approximately U.S.$1.00 = Rmb8.27. Translations from Hong Kong Dollars to U.S. Dollars have been made at the single rate of exchange as quoted by the Hongkong and Shanghai Banking Corporation Limited on September 30, 1998, which was approximately US$1.00 = HK$7.75. The Renminbi is not freely convertible into foreign currencies and the quotation of exchange rates does not imply convertibility of Renminbi into U.S. Dollars or other currencies. All foreign exchange transactions take place either through the Bank of China or other banks authorized to buy and sell foreign currencies at the exchange rates quoted by the People's Bank of China. No representation is made that the Renminbi or U.S. Dollar amounts referred to herein could have been or could be converted into U.S. Dollars or Renminbi, as the case may be, at the PBOC Rate or at all.

         References to "Billion Luck" are to Billion Luck Company Ltd., a British Virgin Islands company, which is a wholly-owned subsidiary of the Company.

         References to "Company" and "Registrant" are to China Resources Development, Inc., and include, unless the context requires otherwise, the operations of Billion Luck, HARC, First Supply, and Second Supply (all as hereinafter defined).

         References to "Farming Bureau" are to the Hainan Agricultural Reclamation General Company, a division of the Ministry of Agriculture, the PRC government agency responsible for matters relating to agriculture.

         References to "First Supply" are to First Goods And Materials Supply And Sales Corporation, a company organized in the PRC and a wholly-owned subsidiary of HARC.

         References to "Guilinyang Farm" are to Hainan Province Guilinyang State Farm, a PRC entity which is owned and controlled by the Farming Bureau.

         References to "Hainan" are to Hainan Province of the PRC.

         References to "Hainan State Farms" are to the rubber farms in Hainan controlled by the Farming Bureau.

         References to "HARC" are to Hainan Zhongwei Agricultural Resources Company Limited, a company organized in the PRC, whose capital is owned 61% by Billion Luck and 39% by the Farming Bureau.

         References to "Operating Subsidiaries" are to the consolidated operations, assets and/or activities, as the context indicates, of First Supply, and Second Supply.

         References to the "PRC" or "China" include all territory claimed by or under the control of the Central Government, except Hong Kong, Macau, and Taiwan.

         References to "Second Supply" are to Second Goods And Materials Supply And Sales Corporation, a company organized in the PRC and a wholly-owned subsidiary of HARC.

         References to "Tons" are to metric tons.


                  BENEFICIAL OWNERSHIP OF CERTAIN SHAREHOLDERS

BENEFICIAL OWNERS OF MORE THAN 5%
OF THE COMPANY'S COMMON STOCK

         The following table sets forth, to the knowledge of management, each person or entity who is the beneficial owner of more than 5% of the shares of the Company's Common Stock or Series B Preferred Stock outstanding as of November 20, 1998, the number of shares owned by each such person and the percentage of the outstanding shares represented thereby.

                                                      Amount and
          Name and Address                             Nature of                                 Percent
         of Beneficial Owner                    Beneficial Ownership (1)                         of Class
         -------------------                    ------------------------                         --------

Everbright Growth Fund                          334,800 Common Stock                               5.66%
36/F., Far East Finance Centre
16 Harcourt Road
Admiralty, Hong Kong

China Everbright Financial                   3,200,000 Series B Preferred Stock                    100%
  Holdings Limited
36/F., Far East Finance Centre
16 Harcourt Road
Admiralty, Hong Kong



Worlder International Company                   486,000 Common Stock                               8.20%
 Limited (2)
21/F., Great Eagle Centre
No. 23 Harbour Road
Hong Kong

--------------------
(1) The inclusion herein of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of these shares.

(2) Of the 486,000 shares of Common Stock indicated, Worlder International Company Limited ("Worlder") directly owns 351,000 shares, and the remaining 135,000 shares represent shares of Common Stock owned by Silverich Limited, which is wholly-owned by Worlder.

SHARE OWNERSHIP OF OFFICERS AND DIRECTORS

         The following table sets forth certain information with respect to the beneficial ownership of Common Stock as of November 20, 1998, by (i) each director of the Company, (ii) each executive officer of the Company named in the summary compensation table, and (iii) all directors and executive officers of the Company as a group. All information with respect to beneficial ownership has been furnished by the respective director or executive officer (in the case of shares beneficially owned by each of them). Unless otherwise indicated in a footnote, each stockholder possesses sole voting and investment power with respect to the shares indicated as beneficially owned.

                                                      Amount and
               Name of                                 Nature of                                Percent of
          Beneficial Owner                      Beneficial Ownership (1)                          Class


         Ching Lung Po                                  -0-                                      N/A

         Li Shunxing                                    -0-                                      N/A

         Li Fei Lie                                     -0- (2)                                  N/A

         Lin Yu Quan                                    -0-                                      N/A

         Tam Cheuk Ho                                   -0- (3)                                  N/A

         Wan Ying Lin                                   -0-                                      N/A

         Wong Wah On                           43,200 Common Stock (4)                          0.73%

         Zhang Yibing                                   -0-                                      N/A


All executive officers                         43,200 Common Stock                              0.73%
and directors as a group

-------------------------
(1) The inclusion herein of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of these shares.

(2) Li Fei Lie was granted options to purchase 10,000 shares of Common Stock under the Company's Stock Option Plan as described in the Company's annual report on Form 10-K for the fiscal year ended December 31, 1997, provided herewith.

(3) Tam Cheuk Ho was granted options to purchase 600 shares of Common Stock under the Company's Stock Option Plan as described in the Company's annual report on Form 10-K for the fiscal year ended December 31, 1997, provided herewith.

(4) Brender Services Limited owns 43,200 shares of Common Stock. Brender Services Limited is beneficially owned by Wong Wah On, the Director and Financial Controller of the Company. In addition, Brender was granted options to purchase 10,000 shares of Common Stock under the Company's Stock Option Plan, and Mr. Wong was granted options to purchase 600 shares of Common Stock under the Plan, as described in the Company's annual report on Form 10-K for the fiscal year ended December 31, 1997, provided herewith.

                              FINANCIAL INFORMATION

         The following financial information and management's discussion and analysis of financial condition and results of operations are excerpted from the Company's Form 10-Q quarterly report for the quarterly period ended September 30, 1998. This information supplements the information contained in the Company's annual report on Form 10-K for the fiscal year ended December 31, 1997, a copy of which is provided herewith and incorporated herein by reference.


               CHINA RESOURCES DEVELOPMENT, INC., AND SUBSIDIARIES
              CONDENSED CONSOLIDATED INCOME STATEMENTS (UNAUDITED)
     FOR THE THREE MONTHS AND NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997
             (Amounts in thousands, except share and per share data)


                                   Three Months Ended September 30,    Nine Months Ended September 30,
                                   --------------------------------    -------------------------------
                                      1998        1997       1998        1998       1997        1998
                                      ----        ----       ----        ----       ----        ----
                                      RMB         RMB         US$        RMB         RMB        US$


SALES                                 155,122     419,295     18,757     368,489    893,762      44,557

COST OF SALES                        (148,944)   (410,396)   (18,010)   (352,948)  (860,071)    (42,678)
                                   ----------- ----------- ---------------------- ----------------------
GROSS PROFIT                            6,178       8,899        747      15,541     33,691       1,879

DEPRECIATION OF FIXED ASSETS             (491)     (1,195)       (59)     (1,312)    (2,039)       (158)

SELLING AND ADMINISTRATION
   EXPENSES                            (6,110)     (6,263)      (739)    (21,645)   (21,979)     (2,618)
                                   ----------- ----------- ---------- ----------- ---------- -----------
OPERATING INCOME/(LOSS)                  (423)       1,441       (51)     (7,416)     9,673        (897)

FINANCIAL INCOME/(EXPENSES),
   NET                                  1,728        (859)       209       6,460         31         781

OTHER INCOME, NET                         403      19,981         49       2,021     38,726         244
                                   ----------- ----------- ---------- ----------- ---------- -----------
INCOME BEFORE INCOME TAXES              1,708      20,563        207       1,065     48,430         128

INCOME TAXES                             (749)     (1,806)       (91)     (1,802)    (7,959)       (217)
                                   ----------- ----------- ---------- ----------- ---------- -----------
NET INCOME/(LOSS) BEFORE
   MINORITY INTERESTS                     959      18,757        116        (737)    40,471         (89)

MINORITY INTERESTS                     (1,421)     (9,979)      (172)     (3,359)   (21,577)       (406)
                                   ----------- ----------- ---------- ----------- ----------- ----------
NET INCOME/(LOSS)                        (462)      8,778        (56)     (4,096)    18,894        (495)
                                   =========== =========== ========== =========== ========== ===========
BASIC AND DILUTED
  EARNINGS/(LOSS) PER SHARE             (0.08)       1.46      (0.01)      (0.68)      3.19       (0.08)
                                   =========== =========== ========== =========== ========== ===========
WEIGHTED AVERAGE NUMBER
    OF SHARES OUTSTANDING           5,995,671   6,029,004  5,995,671   6,017,893  5,917,893   6,017,893
                                   =========== =========== ========== =========== ========== ===========


         The accompanying notes are an integral part of these condensed consolidated financial statements.

               CHINA RESOURCES DEVELOPMENT, INC., AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEET
                 AS OF SEPTEMBER 30, 1998 AND DECEMBER 31, 1997
                             (Amounts in thousands)

                                                        September 30,    December 31,    September 30,
                                                             1998            1997            1998
                                                             RMB             RMB              US$
                                               Notes     (Unaudited)        (Note)        (Unaudited)
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents                                    145,320         124,547           17,572
  Trade receivables                                             10,784          11,249            1,304
  Inventories                                    2              18,288          61,792            2,211
  Other receivables, deposits and                               26,574          29,139            3,213
prepayments
  Amount due from Farming Bureau                                 9,608          14,921            1,162
  Amounts due from related companies                            54,878          40,044            6,636
                                                            ----------      ----------       ----------
Total current assets                                           265,452         281,692           32,098
PROPERTY AND EQUIPMENT, NET                      3               6,550           7,496              792
INVESTMENTS                                                    140,074         147,671           16,938
GOODWILL                                                         1,001           1,021              121
                                                            ----------      ----------       ----------
TOTAL ASSETS                                                   413,077         437,880           49,949
                                                            ==========      ==========       ==========

LIABILITIES AND SHAREHOLDERS'
   EQUITY
CURRENT LIABILITIES:
  Accounts payable                                              14,147          20,284            1,711
  Other payables and accrued liabilities                        23,052          21,106            2,788
  Income taxes payable                                          18,161          22,375            2,196
                                                            ----------      ----------       ----------
TOTAL CURRENT LIABILITIES                                       55,360          63,765            6,695

MINORITY INTERESTS                                             121,705         133,143           14,716
                                                            ----------      ----------       ----------
TOTAL LIABILITIES AND MINORITY
   INTERESTS                                                   177,065         196,908           21,411
                                                            ----------      ----------       ----------

SHAREHOLDERS' EQUITY
 Common stock, US$0.001 par value:
   Authorized:
     200,000,000 shares in 1998 and 1997,
   Issued and outstanding:
     5,929,004 (1997: 5,779,004) shares,         4                  49              50                6
  Preferred stock, authorized:
    10,000,000 shares in 1998 and 1997
      Series B preferred stock, US$0.001
      par value:
        Authorized: 3,200,000 shares in
        1998 and 1997
        Issued and outstanding:  3,200,000
        shares in 1998
          And 1997                                                  27              27                3
Additional paid-in capital                                     156,553         157,416           18,930
Reserves                                                        25,514          25,514            3,085
Retained earnings                                               53,869          57,965            6,514
                                                            ----------      ----------       ----------
TOTAL SHAREHOLDERS' EQUITY                                     236,012         240,972           28,538
                                                            ----------      ----------       ----------

TOTAL LIABILITIES AND SHAREHOLDERS'
  EQUITY                                                       413,077         437,880           49,949
                                                             =========      ==========        =========

Note: The balance sheet at December 31, 1997 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

         The accompanying notes are an integral part of these condensed consolidated financial statements.

               CHINA RESOURCES DEVELOPMENT, INC., AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (UNAUDITED)
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998
                             (Amounts in thousands)

                                                Series B
                                    Series A Convertible   Series B Additional
                           Common  Preferred   Preferred  Preferred    Paid-in            Retained
                            stock      Stock       Stock      Stock    Capital  Reserves  Earnings     Total
                              RMB        RMB         RMB        RMB        RMB       RMB       RMB       RMB
Balance at January 1,
   1998                        50          -           -         27    157,416    25,514    57,965   240,972

Stock repurchase              (1)          -           -          -       (863)        -         -      (864)

Comprehensive income:
  Net   loss  for  the          -          -           -          -          -         -    (4,096)   (4,096)
period
                        ---------- ---------- ----------- ---------- ---------- --------- --------- ---------
Balance  at  September
30,
   1998                        49          -           -         27    156,553    25,514    53,869   236,012
                        ========== ========== =========== ========== ========== ========= ========= =========


         The accompanying notes are an integral part of these condensed consolidated financial statements.

               CHINA RESOURCES DEVELOPMENT, INC., AND SUBSIDIARIES
           CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)
              FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997
                             (Amounts in thousands)

                                                      Nine months ended September 30,
                                                      -------------------------------
                                                        1998       1997        1998
                                                        ----       ----        ----
                                                        RMB        RMB          US$

CASH FLOWS FROM OPERATING ACTIVITIES::
  Net income/(loss)                                   (4,096)     18,894        (495)
  Adjustments to reconcile net income to
    net cash provided by operating activities:
      Minority interests                               3,359      21,577         406
      Depreciation and amortization                    1,332       2,060         161
      Loss on disposal of fixed assets                  --           799        --
  Decrease/(increase) in assets:
      Trade receivables                                  465      (5,918)         56
      Inventories                                     43,504     (14,422)      5,261
      Other receivables, deposits and prepayments      2,565      (4,269)        310
      Amount due from Farming Bureau                   5,313        (177)        643
      Amounts due from related companies             (21,834)      4,005      (2,640)
  Increase/(decrease) in liabilities:
      Accounts payable                                (6,137)     (6,254)       (742)
      Amounts due to related companies                  --         8,929        --
      Other payables and accrued liabilities           1,946     (26,672)        235
      Income taxes payable                            (4,214)      4,573        (510)
                                                    --------    --------    --------
  Net cash provided by operating activities           22,203       3,125       2,685
                                                    --------    --------    --------

CASH FLOW PROVIDED BY/(USED IN)
   INVESTING ACTIVITIES
  Purchase of fixed assets                              (366)     (2,821)        (44)
  Purchase of investments                               (250)       --           (30)
  Increase in minority interests                          50        --             6
  Proceeds from disposal of fixed assets                --             3        --
  Proceeds from sale of investments                     --         1,216        --
                                                    --------    --------    --------
  Net cash used in investing activities                 (566)     (1,602)        (68)
                                                    --------    --------    --------

CASH FLOW PROVIDED BY/(USED IN) FINANCING
   ACTIVITIES:
  Repayments of loans to shareholders                   --        (4,677)       --
  Stock repurchase                                      (864)       --          (105)
                                                    --------    --------    --------
Net cash used in financing activities                   (864)     (4,677)       (105)
                                                    --------    --------    --------

NET INCREASE/(DECREASE) IN CASH AND CASH
   EQUIVALENTS                                        20,773      (3,154)      2,512
Cash and cash equivalent, at beginning of period     124,547     131,006      15,060
                                                    --------    --------    --------
Cash and cash equivalent, at end of period           145,320     127,852      17,572
                                                    ========    ========    ========

         The accompanying notes are an integral part of these condensed consolidated financial statements.

               CHINA RESOURCES DEVELOPMENT, INC., AND SUBSIDIARIES

        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
                             (Amounts in thousands)

1.       BASIS OF PRESENTATION

         The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the nine months period ended September 30, 1998, are not necessarily indicative of the results that may be expected for the year ending December 31, 1998.

2.       INVENTORIES

                                                                     September 30,         December 31,
                                                                              1998                 1997
                                                                               RMB                  RMB

           Finished goods                                                   18,288               61,792
                                                                            ======               ======

3.       PROPERTY AND EQUIPMENT, NET

                                                                     September 30,         December 31,
                                                                              1998                 1997
                                                                               RMB                  RMB

           At cost:
             Buildings and leasehold improvements                            5,267                5,267
             Machinery, equipment and motor vehicles                         6,965                6,599
                                                                        ----------           ----------
                                                                            12,232               11,866

           Accumulated depreciation:                                        (5,682)              (4,370)
                                                                        ----------           ----------
           Net book value                                                    6,550                7,496
                                                                        ==========           ==========

4.        SHARE CAPITAL

         During the fiscal quarter ended September 30, 1998, the Company repurchased 100,000 shares of common stock of the Company in the secondary market.

5        NEW ACCOUNTING STANDARDS

         Statement of Financial Accounting Standards ("SFAS") No. 130, Reporting Comprehensive Income, became effective in the first quarter of 1998. SFAS no. 130 establishes new rules for the reporting and display of comprehensive income and its components; however, the adoption of this Statement has no impact on the Company's net income or stockholders' equity.

         In 1997, the Financial Accounting Standards Board also issued SFAS no. 131, Disclosures About Segments of an Enterprise and Related Information. The Company plans to adopt this Statement effective December 31, 1998.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS AND
RESULTS OF OPERATION

         RESULTS OF OPERATIONS

         The following table shows the selected unaudited condensed consolidated income statements data of the Company and its subsidiaries for the three months and nine months ended September 30, 1998 and 1997. The data should be read in conjunction with the unaudited Condensed Consolidated Financial Statements of the Company and related notes thereto.

         The discussions below are presented in the Company's primary operating currency, which is the Renminbi Yuan ("RMB"). For information purposes, the amounts have been translated into U.S. dollars at an exchange rate of $1.00 = RMB8.27, which represents the approximate single rate of exchange as quoted by the People's Bank of China on September 30, 1998. No representation is made that RMB amounts could have been, or could be, converted into U.S. dollars at that rate or any other rate.

(Amounts in thousands)                  Three months ended September    Nine months ended September 30,
                                        ----------------------------    -------------------------------
                                                     30,
                                            1998            1997             1998            1997
                                            RMB              RMB             RMB              RMB

Sales:
   Distribution of natural rubber             147,558          408,073         314,320          857,222
   Procurement   of   materials   and           7,564           11,222          54,169           36,540
supplies
                                           ----------       ----------      ----------       ----------
                                              155,122          419,295         368,489          893,762
                                           ----------       ----------      ----------       ----------
Gross profit                                    6,178            8,899          15,541           33,691
Gross profit margin (%)                          3.98             2.12            4.22             3.77
Income before income taxes                      1,708           20,563           1,065           48,430
Income taxes                                     (749)          (1,806)         (1,802)          (7,959)
                                           ----------       ----------      ----------       ----------
Net income/(loss)                                 959           18,757           (737)           40,471
Minority interests                             (1,421)          (9,979)         (3,359)         (21,577)
                                           ----------       ----------      ----------       ----------
Net   income/(loss)   after  minority           (462)            8,778         (4,096)           18,894
interests
                                           ==========       ==========      ==========       ==========


         NET SALES AND GROSS PROFIT

         Total net sales for the third quarter of fiscal 1998 decreased by approximately RMB264 million (US$31.9 million) or 63.0% to approximately RMB155 million (US$18.8 million), compared to approximately RMB419 million (US$50.7 million) for the corresponding period in 1997. Net sales of natural rubber declined by approximately RMB261 million (US$31.6 million) or 63.8% to approximately RMB148 million (US$17.9 million), compared to approximately RMB408 million (US$49.3 million) for the corresponding period in 1997. Net sales revenue from the procurement of materials and supplies decreased by approximately RMB4 million (US$484,000) or 32.6% to approximately RMB8 million (US$1 million), compared to approximately RMB11 million (US$1.3 million) for the corresponding period in 1997.

         For the nine months of 1998, the Company's total net sales decreased by approximately RMB525 million (US$63.5 million) or 58.8%. The net sales of natural rubber decreased by approximately RMB543 million (US$65.7 million) or 63.3% while the net sales of materials and supplies increased by approximately RMB18 million (US$2.2 million) or 48.2%.

         The domestic natural rubber consumption market remained weak in 1998. The decline in natural rubber sales revenue was due to the decrease in both the natural rubber price and the quantity sold. The average natural rubber price was approximately RMB7,000 (US$846) per ton for the nine months of 1998 compared with approximately RMB10,000 (US$1,209) per ton for the corresponding period in 1997. Renminbi Yuan remained relatively strong while most of the Asian currencies were weakened against the U.S. Dollar during 1998, resulting in intense competition from imported natural rubber.

         Given the adverse impact of the Asian financial crisis on the Chinese economy, the consumption market for materials and supplies remained weak in 1998. It was the Company's policy to reduce prices to boost sales in the first quarter of 1998. The price level was back to normal since the second quarter of 1998.

         Overall gross profit decreased by approximately RMB18.1 million (US$2.2) or 53.9% to RMB15.5 million (US$1.9 million) for the nine months of 1998 from approximately RMB33.7 million (US$4.1 million) for the corresponding period in 1997. Gross profit margin increased to 4.22% for the nine months of 1998 from 3.77% for the corresponding period in 1997. The increase in gross profit margin was primarily due to the Company having stockpiled some natural rubber stock in early 1997, which was sold at a loss in 1997 as the natural rubber price started to decline since early 1997.

         SELLING AND ADMINISTRATION EXPENSES

         Selling and administration expenses for the nine months of 1998 were RMB21.6 million (US$2.6 million) which were comparable to RMB22.0 million (US$2.7 million) for the corresponding period in 1997.

         FINANCIAL INCOME/(EXPENSES), NET

         Net financial income increased by RMB6.4 million (US$774,000) to RMB6.5 million (US$786,000) for the nine months of 1998 compared to RMB31,000 (US$4,000) for the corresponding period in 1997. The significant increase was due to the fact that the Company had more cash deposits with financial institutions after the recovery of debts from several large customers since the second quarter of 1998, and withdrawal of deposits from the Rubber Futures Exchange.

         OTHER INCOME, NET

         Other income decreased significantly by approximately RMB36.7 million (US$4.4 million) or 95% from RMB38.7 million (US$4.7 million) for the nine months of 1997 to RMB2.0 million (US$242,000) for the corresponding period in 1998. The decrease was primarily due to less income from the trading of rubber futures contracts during 1998.

         MINORITY INTERESTS

         Pursuant to an Agreement for the Sale and Purchase of Share in HARC dated April 30, 1998 between Guilinyang Farm and the Company, the Company purchased 5,000,000 shares, representing 5% of the total issued and outstanding share capital of HARC, from Guilinyang Farm for a total consideration of RMB7 million (US$846,000). After the said purchase, the Company's effective interest in HARC increased from 56% to 61%. Minority interests after the said purchase represent a 39% interest in HARC held by the Farming Bureau compared with 44% before the said purchase.


         LIQUIDITY AND CAPITAL RESOURCES

         The Company's primary liquidity needs are to fund inventories and trade receivables and, to a lesser extent, to expand business operations. The Company has financed its working capital requirements primarily through internally generated cash.

         The Company has a working capital surplus of approximately RMB210 million (US$25.4 million) as of September 30, 1998, compared to that of approximately RMB218 million (US$26.4 million) as of December 31, 1997. Net cash provided by operating activities for the nine months ended September 30, 1998 was approximately RMB22.2 million (US$2.7 million) as compared to approximately RMB3.1 million (US$375,000) for the corresponding period in 1997. Net cash flows from the Company's operating activities are attributable to the Company's income and changes in operating assets and liabilities.

         There has been no other significant change in financial condition and liquidity since the fiscal year ended December 31, 1997. The Company believes that internally generated funds will be sufficient to satisfy its anticipated working capital needs for at least the next twelve months.

                       PROPOSAL 1 - ELECTION OF DIRECTORS

         During 1998, the Company's Board of Directors was comprised of seven directors, and, according to Article VIII of the Company's Articles of Incorporation, the membership of the Board may be increased to no more than 25 directors or decreased to no fewer than three directors by action of the Board of Directors. At the 1996 annual meeting, the shareholders approved an amendment to the Articles of Incorporation to divide the directors into three classes. One class of directors is to be elected each year for a three-year term. However, as three classes of directors were newly established, the Class I directors were elected at the 1996 annual meeting for one-year terms, the Class II directors were elected for two-year terms and the Class III directors were elected for normal three-year terms. At the annual meeting held in 1997, Messrs. Tam Cheuk Ho and Wong Wah On were elected to serve in Class I until the annual meeting to be held in 2000 and until their successors have been duly elected and qualified. Messrs. Ching Lung Po (who was selected by the Board of Directors to fill the vacancy created by the resignation of Mr. Wang Faren) and Lin Yu Quan (who was selected by the Board of Directors to fill the vacancy created by the resignation of Mr. Han Jianzhun) continue to serve in Class II until the annual meeting to be held in 1998 and until their successors have been duly elected and qualified. Messrs. Wan Ying Lin (who was selected by the Board of Directors to fill the vacancy created by the resignation of Mr. Yang Jiangang), Li Shunxing and Zhang Yibing continue to serve in Class III until the annual meeting to be held in 1999 and until their successors have been duly elected and qualified. Therefore, in accordance with the Articles of Incorporation and the actions taken at the 1996 annual meeting, the election of directors in Class II is to be conducted at the 1998 Annual Meeting.

         The nominees for Class II, if elected, will serve a three-year term until the annual meeting to be held in 2001 and until their successors have duly elected and qualified. Messrs. Ching and Lin are currently serving as directors of the Company. Both nominees have consented to being named herein and have indicated their intention to serve as directors of the Company, if elected. Unless authority to do so is withheld, the persons named as proxies will vote the shares represented by such proxies for the election of the nominees. In case any of the nominees shall become unavailable for election to the Board of Directors, which is not anticipated, the persons named as proxies shall have full discretion and authority to vote or refrain from voting for any other nominees in accordance with their judgment. Vacancies on the Board of Directors may be filled by the remaining director or directors, even though less than a quorum, for the unexpired term of such vacant position.

         The nominees and certain information about them are set forth below:

Class II Directors:

         Ching Lung Po, aged 51, is a graduate of the Harbin Military and Engineering Institute and holds the title of Senior Engineer in the PRC. Mr. Ching was an engineer in the Heilongjiang Suihua Electronic Factory from 1969 to 1976, and he headed the Heilongjiang Suihua Industrial Science & Technology Research Institute from 1975 to 1976. He became the General Manager of the Heilongjiang Qingan Factory in 1976. In 1988, Mr. Ching started his own business and established the Shenzhen Hongda Science and Technology Company Limited, an electronic products manufacturer in Shenzhen, the PRC. Since October of 1995, Mr. Ching has been the Chairman of Harbin Asibao Chemical Fiber Company Limited, a PRC established company. Mr. Ching has also been the Chairman and President of OVM International Holding Corp. ("OVM") since September of 1996. He is also the Vice Chairman and a director of Liuzhou OVM Construction Machinery Company Limited, a PRC registered company in which OVM owns a majority equity interest.

         Mr. Lin Yu Quan, aged 50, is a graduate of the School of Central Communist Party with a major in economic development. From July of 1984 to July of 1989, he was the Deputy Mayor of Dan County of the Hainan Province. From August of 1989 to July of 1996, Mr. Lin was the Mayor and Secretary of the Communist Party of Wanning County. From July of 1996 to December of 1997, he served as the Mayor of Wanning City. In January of 1998, Mr. Lin was appointed the Director of the Hainan Farming Bureau.

Information Regarding Board of Directors and Committees

         The Company's Board of Directors held five meetings during 1998, and all other actions of the Board were taken pursuant to unanimous written consents. The Board of Directors does not have a compensation or nominating committee. The Board has established an audit committee consisting of two "independent" directors, Ching Lung Po and Wan Ying Lin. The Board as a whole operates as a committee to nominate directors and to administer the Company's 1995 Stock Option Plan (except that a committee of three disinterested persons was formed to act with respect to stock options issued to directors). Each director attended all of the meetings of the Board of Directors during the period for which he was a director.

         The Board of Directors, acting as a nominating committee, will consider candidates for director nominated by shareholders. A shareholder who wishes to submit a candidate for consideration at the 1999 annual meeting must notify the Secretary of the Company in writing no later than March 1, 1999. The shareholder's written notice must include information about each proposed nominee, including name, age, business address, principal occupation, shares beneficially owned and other information required in proxy solicitations. The nomination notice must also include the nominating shareholder's name and address and the number of shares of stock beneficially owned by the shareholder. The shareholder must also furnish a statement from the candidate indicating that the candidate wishes and is able to serve as a director. These procedures, and a statement that the shareholder intends to make the nomination, are prerequisites to a stockholder nominating a candidate at the annual meeting.

Compensation of Directors

         During 1998, directors of the Company did not receive compensation for their service as directors.

         THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE ELECTION OF THE NOMINEES DESCRIBED ABOVE.


               PROPOSAL 2 - APPOINTMENT OF INDEPENDENT ACCOUNTANTS

         Subject to ratification by the shareholders, the Board of Directors has reappointed Ernst & Young, Certified Public Accountants, as independent accountants to audit the consolidated financial statements of the Company for the year 1998. Ernst & Young has served as the Company's Independent Accountants since March of 1995.

         On March 16, 1995, the Company executed an engagement letter with the certified public accounting firm of Ernst & Young, which detailed the scope of work to be performed by Ernst & Young during the next year. After executing the letter agreement with Ernst & Young to serve as independent auditors for the Company, the Company terminated its relationship with the certified public accounting firm of H. J. Swart & Company, P.A. (the "Former Accountants"), by letter from the Company's counsel dated March 21, 1995. The Company's decision to change accountants was approved by the Company's Board of Directors.

         The Former Accountants' reports on the Company's financial status for the years ended December 31, 1992, and December 31, 1993, did not contain an adverse opinion or a disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope, or accounting principles. Since the engagement of the Former Accountants in 1993 and until the dismissal of the Former Accountants, there were no disagreements with the Former Accountants on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of the Former Accountants, would have caused it to make reference to the subject matter of the disagreements in connection with its reports.

         The Company filed a Form 8-K current report dated March 16, 1995, setting forth the above information. The Company, through its counsel, delivered a copy of the Form 8-K to the Former Accountants on March 21, 1995, and requested that the Former Accountants review the disclosures contained therein and provide a response as promptly as possible so the Company could file the response within ten business days after the filing of the Form 8-K. The Company received a response from the Former Accountants by letter dated March 22, 1995, in which the Former Accountants indicated that they agreed with the disclosures and statements made by the Company in the Form 8-K. The Company then amended the previously filed Form 8-K by filing a Form 8-K/A to include the response of the Former Accountants, which was attached thereto as an exhibit.

         If the shareholders should fail to ratify the appointment of Ernst & Young as its independent accountants, the Board of Directors would reconsider the appointment. It is expected that representatives of Ernst & Young will be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so and will be available to answer appropriate questions.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG AS THE COMPANY'S INDEPENDENT ACCOUNTANTS.


                                OTHER INFORMATION

         For other information regarding the Company, including Executive Compensation, Financial and Other Information, Certain Relationships and Related Transactions and Compliance with Section 16(a) of the Securities Exchange Act of 1934, as amended, please see the appropriate Items of the Company's Form 10-K annual report for the fiscal year ended December 31, 1997, a copy of which is provided herewith and incorporated herein by reference.

         This proxy statement and the Form 10-K provided herewith may contain forward-looking statements. Shareholders are cautioned that any such forward-looking statement is not a guarantee of future performance and involves risks and uncertainties, and that actual results may differ materially from those in this proxy statement and the Form 10-K as a result of various factors. The information contained herein and in the Form 10-K, including without limitation the information under the heading, "Management's Discussion and Analysis of Financial Condition and Results of Operations," identifies important factors that could cause such differences. With respect to any such forward-looking statement that includes a statement of its underlying assumptions or bases, the Company cautions that, while it believes such assumptions or bases to be reasonable and has formed them in good faith, assumed facts or bases almost always vary from actual results, and the differences between assumed facts or bases and actual results can be material depending on the circumstances. When, in any forward-looking statement, the Company, or its management, expresses an expectation or belief as to future results, that expectation or belief is expressed in good faith and is believed to have a reasonable basis, but there can be no assurance that the stated expectation or belief will result or be achieved or accomplished.

                  SHAREHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

         To be considered for inclusion in next year's proxy materials, shareholder proposals to be presented at the Company's 1999 annual meeting must be in writing and be received by the Company no later than March 1, 1999.


                                 OTHER BUSINESS

         The Board of Directors does not know of any business to be brought before the Annual Meeting other than the matters described in the Notice of Annual Meeting. However, if any other matter are properly presented for action, it is the intention of each person named in the accompanying proxy to vote said proxy in accordance with his judgment on such matters.

                            PROXY FOR ANNUAL MEETING
                                 OF SHAREHOLDERS
                                December 15, 1998


                           This Proxy is Solicited on
                        Behalf of the Board of Directors


                  The undersigned hereby appoints Li Shunxing and Zhang Yibing, or either of them acting singly in the absence of the other, as attorneys and as proxies, with full power of substitution, to vote all shares of Common Stock and Preferred Stock of China Resources Development, Inc. (the "Company"), which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held on December 15, 1998, at 3:00 p.m., local time, at the offices of Hainan Zhongwei Agricultural Resources Company Limited, located at Sixth Floor, International Hong Yun Hotel, 13 Haixiu Avenue, Haikou City, Hainan Province, People's Republic of China, and at any adjournments or postponements thereof, upon the matters described in the accompanying Proxy Statement and upon other business that may properly come before the meeting. Said proxy is directed to vote as instructed on the matters set forth below and otherwise at his discretion. Receipt of a copy of the Notice of said meeting and Proxy Statement is hereby acknowledged.


                  1. ELECTION OF NOMINEES FOR DIRECTORS in Class II. SHAREHOLDERS MAY WITHHOLD THEIR VOTE FOR ANY NOMINEES BY STRIKING OUT THE NAME OF SUCH NOMINEE OR NOMINEES:

                           Ching Lung Po, Lin Yu Quan

       [ ]FOR                           [ ]WITHHOLD AUTHORITY
          all nominees listed              to vote for all nominees listed



                  2. PROPOSAL TO RATIFY THE SELECTION of Ernst & Young, Certified Public Accountants, as the Company's independent accountants for the fiscal year ending December 31, 1998. (The Board of Directors recommends a vote
FOR)

    [ ]FOR                  [ ]AGAINST                  [ ]ABSTAIN



                  3. To transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

    [ ]FOR                  [ ]AGAINST                  [ ]ABSTAIN

Number of Shares:__________________ Name of Owner:____________________________
of Common Stock                                     (Please type or print)

                                    Signature:________________________________


                                    Title or Capacity:________________________
                                      (if applicable)  (Please type or print)


                                    Date:_____________________________________





                                    Name of Owner:____________________________
                                                    (Please type or print)

                                    Signature:________________________________


                                    Title or Capacity:________________________
                                     (if applicable)   (Please type or print)


                                    Date:_____________________________________



This Proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR proposals 1 through 3. If signing as attorney, executor, trustee or guardian, please give your full title as such. If stock is held jointly, each owner should sign.


           PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY
                           USING THE ENCLOSED ENVELOPE